UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2014

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	1-6370	59-0914138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 S.W. 145 Avenue, Miramar, Florida	33027

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(954) 364-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On December 17, 2014, Elizabeth Arden, Inc. (the "Company") entered into an amendment (the "Amendment") of its existing credit facility with a syndicate of banks, for which JP Morgan Chase bank is the administrative agent (the "Credit Facility"), which, among other things, extended the maturity date of the Credit Facility to December 17, 2019. Under the terms of the Credit Facility, as amended, the Company may borrow, on a revolving basis, up to $275 million, with a $25 million sub-limit for letters of credit. Additionally, the Company may, at any time, increase the size of the Credit Facility up to $375 million without entering in a formal amendment requiring the consent of all of the banks, subject to the Company's satisfaction of certain conditions.

          The Credit Facility continues to be guaranteed by all of the Company's material U.S. subsidiaries and is collateralized by a first priority lien on all of its U.S. accounts receivable and U.S. inventory. Borrowings under the Credit Facility are limited to 85% of eligible accounts receivable and 85% of the appraised net liquidation value of the Company's inventory, as determined pursuant to the terms of the Credit Facility; provided, however, that from August 15 to October 31 of each year the borrowing base may be temporarily increased by up to $25 million.

          In addition to extending the term of the Credit Facility and reducing the total commitments of the lenders thereunder, the Amendment, among other things, also modified certain provisions relating to pricing, the financial maintenance covenant, and the covenant regarding restricted payments under the Credit Facility as follows:

          *   Pricing: Borrowings under the credit portion of the Credit Facility continue to bear interest at a floating rate based on an "Applicable Margin" that is determined by reference to a debt service pricing ratio. At the Company's option, the Applicable Margin may be applied to either the London InterBank Offered Rate (LIBOR) or the base rate. As amended, the Applicable Margin charged on LIBOR loans now ranges from 1.50% to 2.50%, as compared to 1.75% to 2.50% previously, and ranges from 0% to 1.0%, as compared to 0.25% to 1.0% previously, for base rate loans. The unused commitment fee rate is now 0.375% per annum, as compared to 0.375% to 0.50% per annum previously, and is based on quarterly average utilization.

          *   Financial Maintenance Covenant: The Credit Facility, as amended, has only one financial maintenance covenant, which is a debt service coverage ratio that must be maintained at not less than 1.1 to 1 (a) if average borrowing base capacity (calculated on a rolling three-day basis) is equal to or less than ten percent (10%) of total availability under the Credit Facility, or (b) the Company's borrowing availability under the Credit Facility, plus domestic cash and cash equivalents, is less than $20 million at any time.

          *   Restricted Payment Covenant: Under the terms of the Credit Facility, as amended, the Company may pay dividends or repurchase common stock if (a) it maintains a debt service coverage ratio of not less than 1.1 to 1.0 and maintains borrowing base capacity plus domestic cash and cash equivalents of (i) at least $30 million from February 1 to August 31, and at least (ii) $35 million from September 1 to January 31, or (b) it maintains borrowing base capacity plus domestic cash and cash equivalents of (i) at least $40 million from February 1 to August 31, and at least (ii) $45 million from September 1 to January 31, in each case after giving effect to the applicable payment.

Except as amended by the Amendment, all other provisions of the Credit Facility remain in full force and effect.

          Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company and its subsidiaries, for which they receive customary fees and commissions.

          The foregoing summary does not purport to be complete and are qualified in its entirety by reference to the amendment to the Credit Facility, attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit

4.1

Third Amendment to the Third Amended and Restated Credit Agreement, dated as of December 17, 2014, among Elizabeth Arden, Inc., as borrower, JP Morgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as collateral agent and the other banks party thereto.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ELIZABETH ARDEN, INC.

Date: December 18, 2014	/s/ Marcey Becker

Marcey Becker Senior Vice President, Finance & Corporate Development